Exhibit 10.46

Customer No._____________________	Attachment 1 - Definitions
Loan No.________________________	Attachment 2 - Collateral
Schedule of Exceptions

RBC Centura	LOAN AND SECURITY AGREEMENT
(C & I)

        THIS LOAN AND SECURITY AGREEMENT (C & I) (“Agreement”) is entered into as of October 22, 2004 (“Effective Date”), by and between RBC CENTURA BANK (“Bank”) and WIDEPOINT CORPORATION, a Delaware corporation (“Borrower”).

Borrower wishes to obtain credit extensions under the credit facilities described below, and Bank desires to extend such credit to Borrower for use by Borrower in its business. This Agreement sets forth the terms and conditions on which Bank will advance credit to Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Bank hereby agree as follows:

Section 1. Definitions and Interpretation.

        1.1.    Definitions. Capitalized terms used herein and not defined in the specific section in which they are used shall have the meanings assigned to such terms in Attachment 1. Terms not defined in a specific section or in Attachment 1 which are defined in the Code shall have the meanings assigned to such terms in the Code. All accounting terms not specifically defined in Attachment 1 shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP.

        1.2.    Use and Application of Terms. In using and applying the various terms, provisions and conditions in this Agreement, the following shall apply: (i) words in the masculine gender mean and include correlative words of the feminine and neuter genders and words importing the singular numbered meaning include the plural number, and vice versa; (ii) words importing Persons include all types of organizations, both registered and unregistered, as well as individuals; (iii) the use of the terms “including” or “included in”, or the use of examples generally, are not intended to be limiting, but shall mean, without limitation, the examples provided and others that are not listed, whether similar or dissimilar; (iv) the phrase “costs and expenses”, or variations thereof, shall include the reasonable fees of attorneys, legal assistants, accountants, and other professionals and service providers; (v) as the context requires, the word “and” may have a joint meaning or a several meaning and the word “or” may have an inclusive meaning or an exclusive meaning; and (vi) wherever possible each provision of this Agreement and the other Loan Documents shall be interpreted and applied in such manner as to be effective and valid under applicable Requirements of Law, but if any provision of this Agreement or any of the other Loan Documents shall be prohibited or invalid under such law, or the application thereof shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions, or the application thereof shall be in a manner and to an extent permissible under applicable Requirements of Law.

Section 2. Credit Extensions.

        2.1.    Credit Extensions – Revolving Facility. Subject to and upon the terms and conditions of this Agreement and provided that no Event of Default has occurred and is continuing, at any time and from time to time from the Effective Date through the Revolving Maturity Date, Bank will make available to Borrower a Revolving Facility under which Borrower may request and Bank agrees to make advances (“Advance” or “Advances”) to Borrower to finance its and its Subsidiaries’ Accounts and to be used as working capital, to finance the acquisition of the outstanding capital stock of ORC, to satisfy the remaining indebtedness of ORC under ORC’s existing line of credit with Wachovia Bank, N.A., and to finance the acquisition of the outstanding capital stock of Zegato – and not for any other purpose. The aggregate amount of outstanding Advances shall not exceed at any time the lesser of (A) the Committed Revolving Line or (B) the Borrowing Base. If no Event of Default has occurred and is continuing, amounts borrowed under the Revolving Facility may be repaid and reborrowed at any time prior to the Revolving Maturity Date.

        2.2.    Credit Extensions – Disbursements. Unless Bank consents to a different procedure or process, or makes available to Borrower a different procedure or process, whenever Borrower desires an Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission or telephone no later than 10:00 a.m. eastern time, on the Business Day on which Borrower desires the Advance to be made. Each notification by facsimile transmission shall include the information requested on Bank’s Loan Payment/Advance Request Form and shall be signed by a Responsible Officer or a designee thereof. Each notification by telephone shall include the information requested on Bank’s Loan Payment/Advance Request Form and each notification by telephone shall be followed within one Business Day by a facsimile transmission which meets the criteria regarding a facsimile transmission. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof. Bank shall not have any liability to Borrower or any other Person for its failure to make an Advance on the date requested by Borrower, unless such failure is the result of willful misconduct or gross negligence of Bank; and if Bank’s failure is a result of willful misconduct or gross negligence, its liability shall be limited to actual damages only – Bank shall not be liable for any indirect, speculative, consequential or punitive damages or losses. If Borrower maintains its operating deposit account with Bank, Bank will credit the amount of the Advance to such account, and the Borrower agrees that the Bank may debit any account maintained by the Borrower with the Bank for payments (including, but not limited to amounts in excess of the Borrowing Base, principal payments, interest and administrative fees) due to the Bank under the Loan Documents. If Borrower does not maintain its operating deposit account with Bank, Bank will issue to Borrower for deposit in its operating deposit account a bank check or other negotiable instrument drawn on Bank in the amount of the Advance.

        2.3.    Overadvances. If, at any time, the aggregate amount of the outstanding principal under any Credit Extension exceeds the maximum amount that is permitted to be outstanding at any one time, as provided in this Section 2., the Borrower shall immediately pay to Bank, in cash, the amount of such excess. The Borrower agrees that if the outstanding Advances exceed the Borrowing Base at any time the Borrower shall prepay the Advances immediately in an amount equal to the excess. Further, if the Borrower fails to provide the Bank with a Borrowing Base Certificate when required by this Agreement, the Borrower agrees that the Bank may deem the Borrowing Base to be zero for the purposes hereof.

        2.4.    Charging of Payments. Bank may, at its option, set-off and apply to the Obligations which are then due and payable and otherwise exercise its rights of recoupment as to any and all (i) balances and deposits of Borrower held by Bank, (ii) indebtedness and other obligations at any time owing to or for the credit or the account of Borrower by Bank and by any of Bank’s Affiliates.

        2.5.    Fees. In addition to the other fees, charges, costs and expenses required to be paid by Borrower under this Agreement and the other Loan Documents, Borrower shall pay to Bank the fees, charges, costs and expenses set forth in this Section 2.5.

                    2.5.1.    Facility Fee. Borrower shall pay to Bank a nonrefundable facility fee of $25,000 for the commitment made in Section 2.1, (a) $12,500 of which shall be due and payable on or before the Effective Date, and (b) $12,500 of which shall become due and payable at such time as the Committed Revolving Line shall become $5,000,000. Bank may, at its option, set-off the amount due from the Borrower under the foregoing clause (b) against the balances and deposits of Borrower held by Bank.

                    2.5.2.    Bank Expenses. On the Closing Date, Borrower shall pay to Bank all Bank Expenses incurred through the Closing Date up to a maximum amount of $40,000, and shall pay, as and when demand is so made by Bank to Borrower, all Bank Expenses incurred relating to completion, after the Closing Date, of matters related to closing of this Agreement. Borrower shall be responsible for its own fees and expenses, including its legal fees.

        2.6.    Documentary and Intangible Taxes; Additional Costs. To the extent not prohibited by law and notwithstanding who is liable for payment of the taxes and fees, Borrower shall pay, on Bank’s demand, all intangible personal property taxes, documentary stamp taxes, excise taxes and other similar taxes assessed, charged and required to be paid in connection with the Credit Extensions and any extension, renewal and modification thereof, or assessed, charged and required to be paid in connection with this Agreement, any of the other Loan Documents and any extension, renewal and modification of any of the foregoing.

        2.7.    Term of Agreement. This Agreement and Bank’s security interests in the Collateral shall continue in full force and effect until the last to occur of (i) payment in full of all of the Obligations or (ii) termination of Bank’s obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to limit, declare a moratorium on or terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default; and such action by Bank shall not constitute a termination of this Agreement, shall not constitute a termination of Borrower’s obligations under this Agreement and the other Loan Documents and shall not adversely affect or impair Bank’s security interests in the Collateral. Bank’s decision to do any one of the foregoing (i.e., limit, declare a moratorium and terminate its obligations to make Credit Extensions) shall not prevent it from exercising any one or more of the other options available to it at any other time.

Section 3. Conditions of Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is subject to all of the conditions and requirements set forth in this Section 3 being satisfied and completed, or the satisfaction and completion thereof waived by Bank.

        3.1.    Loan Documents, etc. Bank shall have received (i) an original of this Agreement, duly executed by Borrower and any other Persons who are parties hereto and (ii) all of the items listed on the Closing Memorandum and Checklist, including, without limitation, originals of each other Loan Document, duly executed by Borrower or each Guarantor party thereto, as applicable.

        3.2.    Payment of Fees. Bank shall have received payment of the fees and Bank Expenses then due and payable under this Agreement or any of the other Loan Documents.

        3.3.    Loan Payment/Advance Request Form. Bank shall have received, as and when required, a completed Loan Payment/Advance Request Form.

        3.4.    Representations and Warranties; No Event of Default. The representations and warranties of Borrower and the Guarantors in the Loan Documents shall be true, correct, accurate and complete on and as of the date of such Loan Payment/Advance Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct, accurate and complete as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this subsection.

        3.5.    Audit of Collateral. In the case of any Advances under the Revolving Facility, at Bank’s election, the Bank shall have received and conducted an audit of the Collateral (including, as applicable, without limitation, the Accounts of each of Borrower, IL, NBIL, ORC and Chesapeake), the results of which shall be satisfactory to the Bank.

        3.6.    Acquisition of ORC. With respect to the initial Credit Extension:

                    3.6.1.    True and complete copies of the ORC Stock Purchase Agreement and ORC Stock Purchase Documents, shall be delivered to and approved by Bank and its counsel.

                    3.6.2.     Borrower shall deliver to Bank a certificate, dated as of the date of the initial Credit Extension, pursuant to which Borrower shall warrant and represent to Bank that (1) to the best of its knowledge, each of the representations and warranties made by the sellers of ORC to Borrower under the ORC Stock Purchase Agreement and ORC Stock Purchase Documents is true and correct in all material respects; (2) the ORC Stock Purchase Agreement and ORC Stock Purchase Documents approved by Bank have not been amended, (3) to the best of its knowledge as of the date immediately after the consummation of all the agreements and transactions under and pursuant to the ORC Stock Purchase Agreement and ORC Stock Purchase Documents, Borrower will not have any material amount of liabilities, contingent or otherwise, not reflected in the projections previously delivered to Bank in connection with the initial Credit Extension.

                    3.6.3.     Termination statements shall have been filed (or will be filed contemporaneously with the closing of this Agreement) with respect to any financing statements covering all or any portion of the ORC Stock and any Collateral of ORC, except for financing statements perfecting Permitted Liens.

                    3.6.4.     Bank shall have received evidence satisfactory to it that, after giving effect to the initial Credit Extension, Borrower is not, nor will it be, rendered insolvent within the meaning of Section 548 of the Federal Bankruptcy Code and any applicable state fraudulent conveyance laws.

                    3.6.5.     Simultaneously with the disbursement of the initial Credit Extension, Borrower shall acquire the ORC Stock, and all conditions to closing in the ORC Stock Purchase Agreement shall be satisfied.

        3.7.    Capitalization Matters.

                    3.7.1.     Prior to any Credit Extension subsequent to the initial Credit Extension, Borrower shall have issued to Banyan Mezzanine Fund, L.P. (“Banyan”), and certain other investors, if applicable, subordinated debentures and warrants of Borrower, for an initial aggregate purchase price of $1,500,000, and otherwise subject to terms and conditions acceptable to Bank in its discretion. Such terms and conditions shall include that the subordinated debentures and warrants referred to in the foregoing sentence shall be Subordinated Debt, pursuant to the provisions of an intercreditor and/or subordination agreement, in form and substance satisfactory to Bank, between or among Bank and Banyan and such other investors, if applicable. Additional, subsequent subordinated debentures and warrants are anticipated in the future and Borrower hereby agrees that such subsequent subordinated debentures and warrants shall be subject to terms and conditions acceptable to Bank in its discretion and shall be Subordinated Debt pursuant to the provisions of an intercreditor and/or subordination agreement, in form and substance satisfactory to the Bank.

                    3.7.2.     Prior to the initial Credit Extension, Borrower shall have issued to Fred Thornton, Daniel Turissini and Richard Montgomery, one or more seller notes of Borrower, for an aggregate purchase price of $1,500,000, which note(s) shall provide that it (they) is (are) not to be outstanding for more than 30 days, shall be fully repaid from the proceeds of the initial subordinated debentures and warrants issued to Banyan as described in the foregoing Section 3.7.1, shall be unsecured, shall not permit any collection under the seller note and shall convert to common stock in the Borrower in the event of a default. These seller notes shall be Subordinated Debt, pursuant to the terms and conditions of the notes themselves, and shall otherwise be in form and substance satisfactory to Bank in its sole discretion, including, without limitation, the subordination provisions thereof.

        3.8.    Additional Matters. All other legal and non-legal matters as Bank or its counsel deem reasonably necessary or appropriate to be satisfied, completed and received prior to the Credit Extension shall be satisfied, completed and received in form and substance satisfactory to the Bank and its counsel.

Section 4. Creation of Security Interest.

        4.1.    Grant of Security Interest. Borrower pledges, assigns to Bank and grants to Bank a continuing security interest in all presently existing Collateral and all hereafter acquired or arising Collateral to secure the prompt repayment of any and all Obligations and to secure the prompt performance by Borrower of each of its covenants, duties and obligations under the Loan Documents. Except for the Permitted Liens, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired or arising after the date hereof. The Collateral is described on Attachment 2 and elsewhere in this Agreement.

        4.2.    Delivery of Additional Documentation. Borrower shall from time to time deliver to Bank or cause to be delivered to Bank, at the request of Bank, all Negotiable Collateral, all Financing Statements and other documents and records that Bank may request to perfect and continue perfected Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents, all the foregoing to be in form and substance satisfactory to Bank and its counsel and executed as required by Bank and its counsel. Borrower hereby consents to the filing by Bank of Financing Statements. Borrower shall execute all other agreements, instruments and documents and shall perform all further acts (including Contract Assignments) that the Bank may require with respect to Accounts owing by the Government to ensure compliance with FACA, provided that, as long as no default or Event of Default has occurred, the Bank has no present intent to require, but reserves the right to so require, FACA filings for any Government Contract.

        4.3.    Right to Inspect and Audit. Bank, or other Persons designated by Bank, shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours, to inspect Borrower’s Books and to make copies thereof and to audit, appraise or value the Collateral and Borrower’s business affairs in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to the Collateral and Borrower’s compliance with the terms and conditions of each of the Loan Documents. Borrower shall permit representatives of Bank to discuss the business, operations, properties and financial and other conditions of Borrower with its board members, executives, managers, members, partners, officers, employees, agents, independent certified public accountants and others, as applicable. Borrower shall permit representatives of Bank to discuss the status of Government Contracts of Borrower and each of its Subsidiaries with the applicable contracting officers. Bank agrees to give Borrower not fewer than two Business Days’ prior written notice of taking any action described in the preceding sentence, and to obtain Borrower’s permission prior to contacting the contracting officer under any Government Contract, provided that if an Event of Default has occurred and is continuing, Bank shall not be required to give such prior notice or obtain such permission.

        4.4.    Sale of Inventory. So long as an Event of Default has not occurred hereunder, and subject to the terms and conditions set forth in the other Loan Documents and compliance with any operating, inventory and financial covenants set forth herein and therein, if any, Borrower shall have the right, in the ordinary and regular course of business and only in the ordinary and regular course of business, to process and sell Borrower’s Inventory. Bank’s security interest hereunder shall attach to all proceeds of all sales and other dispositions of Borrower’s Inventory. Borrower agrees that it will not permit any return of Inventory, the sale of which gave rise to any Account, except in the ordinary and regular course of business.

        4.5.    Collection of Accounts. In addition to its other rights and remedies in this Agreement, Bank shall have the rights and remedies set forth in this Section 4.5.

                    4.5.1.    Deposit of Remittances. At the request of Bank, Borrower will forthwith upon receipt of all checks, drafts, cash and other tangible or electronic remittances in payment or on account of any of Borrower’s Accounts, deposit the same in a special bank account maintained with Bank or its representative, over which either or both Bank and its representative, as determined by Bank, has the sole power of withdrawal and will designate with each such deposit the particular Accounts upon which the remittance was made. The funds in said account shall be held by Bank as security for the Obligations and Borrower grants to Bank a security interest therein. Bank may at anytime and from time to time, in its sole discretion, apply any part of the credit balance in the special account to the payment of all and any of the Obligations, whether or not the same be due, and to payment of any other obligations owing to Bank under any of the Loan Documents.

                    4.5.2.    Notification to Account Debtors and Customers. Bank is authorized and empowered at any time in its sole discretion to do and cause to be done any one or more of the following: (i) to require Borrower to notify, or itself to notify, either in its own name or in the name of Borrower, all or any of the Borrower’s account debtors and Customers, and any other Person obligated to Borrower, that Borrower’s Accounts have been assigned to Bank and to request in its name, in the name of Borrower or in the name of a third person, confirmation from any such account debtor, Customer or other Person of the amount payable and any other matter stated therein or relating thereto, (ii) to demand, collect, settle, compromise for, recover payment of, to hold as additional security for the Obligations and to apply against the Obligations any and all sums which are now owing and which may hereafter arise and become due and owing upon any of said Accounts and upon any other obligation to Borrower (to include making, settling, adjusting, collecting and recovering payment of all claims under and decisions with respect to Borrower’s policies of insurance), (iii) to enforce payment of any Account and any other obligation of any Person to Borrower either in its own name or in the name of Borrower, (iv) to endorse in the name of Borrower and to collect any instrument or other medium of payment, whether tangible or electronic, tendered or received in payment of the Accounts that constitute Collateral and any other obligation to Borrower; (v) to sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors or Customers, schedules and assignments of Accounts, verifications of Accounts and notices to account debtors or Customers; and (vi) dispose of any Collateral constituting Accounts and to convert any Collateral constituting Accounts into other forms of Collateral; provided, however, that under no circumstances shall Bank be under any duty to act in regard to any of the foregoing matters.

                    4.5.3.    Appointment of Receiver. Bank shall have the absolute and unconditional right to apply for and to obtain the appointment of a receiver or similar official for all and any part of Borrower’s Accounts and any of the other Collateral, and any interest in any of the foregoing, to, among other things, both manage and sell the same, and any part thereof, and to collect and apply the proceeds therefrom to the payment of the Obligations and any other obligations of Borrower under any of the Loan Documents.

        4.6.    Power of Attorney. With respect to Bank’s rights and remedies in this Section 4 and its other rights under this Agreement and the other Loan Documents, Borrower hereby irrevocably appoints Bank, and any employee or representative of Bank as Bank may from time to time designate, as its attorney-in-fact (coupled with an interest). Borrower agrees that Bank, in either or both its own name or as “attorney-in-fact for Borrower” and without prior notice to and prior demand on Borrower, may perform any act which Borrower is obligated by this Agreement or any of the other Loan Documents to perform, any act which Borrower might exercise with respect to the Collateral, including, without limitation, collection of Borrower’s Accounts as provided in Section 4.5., and any other acts which the Bank deems appropriate to perfect and continue the security interests in, and to protect, preserve and recover upon the Collateral.

        4.7.    Limitations on Bank’s Rights and Remedies. Notwithstanding the foregoing provisions of this Section 4., except with respect to executing, delivering and filing Financing Statements, control agreements and other similar writings and records, and as otherwise provided in this Agreement, Bank agrees to refrain from exercising its rights with respect to the matters listed above in Section 4.5. and Section 4.6. prior to the occurrence of an Event of Default and the lapse of all applicable grace periods as set forth in Section 8 hereof, unless Bank reasonably deems immediate action to be necessitated because of emergency conditions, such as conditions which threaten the loss or diminution of the Collateral or the loss of protections afforded the Collateral. No action of Bank taken while acting as Borrower’s attorney-in-fact or in its own name and stead under this Agreement or any of the other Loan Documents shall be considered a waiver of any right accruing to Bank on account of the occurrence of any Event of Default.

Section 5. Representations and Warranties. Borrower represents and warrants to Bank that the certifications, representations and warranties with respect to itself and its Subsidiaries set forth in the Certificate of Borrower are true, correct and accurate as of the date of this Agreement or such other date as may be specifically set forth in a particular certification, representation or warranty; and Borrower agrees that such certifications, representations and warranties shall be continuing certifications, representations and warranties of Borrower to Bank.

Section 6. Affirmative Covenants. Borrower covenants and agrees that until the termination of Bank’s obligation under this Agreement to make Credit Extensions and the payment in full of the Obligations, Borrower shall do (or cause to be done) each and all of the matters set forth in this Section 6.

        6.1.    Good Standing; Government Compliance; Business. Each of Borrower and each of its Subsidiaries shall maintain in good standing its organizational existence in its jurisdiction of organization and maintain qualification in each jurisdiction in which the conduct of its businesses or its ownership of property requires that it be so qualified. Each of Borrower and each of its Subsidiaries shall comply in all material respects with all Requirements of Law to which it is subject. Each of Borrower and each of its Subsidiaries shall continue to engage in business of the same general type as now conducted and Borrower shall notify the Bank of any significant change in management.

        6.2.    Payment/Performance. Borrower shall pay when due all amounts owing to Bank under this Agreement and the other Loan Documents and promptly perform all other obligations of Borrower thereunder and hereunder.

        6.3.    Use of Loan Funds. Borrower shall use all loan proceeds disbursed to Borrower only for the purposes stated in this Agreement and the other Loan Documents.

        6.4.    Financial Statements; Reports; Certificates. Borrower shall deliver to Bank each and all of the financial statements, reports, certificates and other records referenced under this Section 6.4. and such other statements, reports, certificates and records as Bank may reasonably request from time to time. Unless otherwise indicated, they all shall be in a form acceptable to Bank and certified by a Responsible Officer.

                    6.4.1.    Quarterly Unaudited Financial Statements. As soon as available, but in any event within 45 days after the end of each calendar quarter (including the year-end calendar quarter) of Borrower, the quarterly unaudited consolidated and consolidating financial statements of Borrower and Guarantors (including a balance sheet and a statement of income and retained earnings) prepared in accordance with GAAP, consistently applied, covering Borrower’s consolidated and consolidating operations during such period, and certified as true and correct by a Responsible Officer.

                    6.4.2.    Annual Audited Financial Statements. Beginning with the fiscal year first ending after the Effective Date and for each fiscal year thereafter, as soon as available, but in any event within 120 days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower and its Subsidiaries (including a balance sheet, an income statement and a statement of retained earnings, each with the related notes and changes in the financial position for such year and setting forth in comparative form the figures for the prior year) prepared in accordance with GAAP, consistently applied, together with an opinion on such financial statements that is unqualified or qualified in a manner acceptable to Bank from an independent certified public accounting firm reasonably acceptable to Bank.

                    6.4.3.    Reports to Security Holders. Copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

                    6.4.4.    Legal Actions. Promptly upon receipt of notice thereof, Borrower shall deliver to Bank a report of any legal actions pending or threatened against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower of $50,000 or more.

        6.4.5.    Borrowing Base Certificate and Accounts Detail. On or before the 15th day of each month, beginning with the first calendar month after the date hereof, Borrower shall deliver to Bank a Borrowing Base Certificate dated and signed by a Responsible Officer. The Borrowing Base Certificate shall be in a form approved by Bank, it shall contain such information as Bank deems appropriate and the required information shall be current through the last day of the previous calendar month. On or before the 15th day of each month, beginning with the first calendar month after the date hereof, Borrower shall deliver the aging listings of the Borrower’s and Guarantor’s Accounts. As soon as available, but in any event within 45days after the end of each calendar quarter, Borrower shall deliver to Bank an aging listing of accounts receivable and accounts payable and inventory reports through the last calendar day of the previous calendar quarter, and a contract backlog report for such calendar quarter, reflecting all contracts of the Borrower and the Guarantors, the work completed and billed under such contracts, the work remaining to be completed and billed and the type and term of each contract.

                    6.4.6.    Compliance Certificate. Concurrently with the delivery of the quarterly financial statements and reports required to be delivered by Borrower pursuant to Section 6.4.1., Borrower shall deliver to Bank a Compliance Certificate signed by a Responsible Officer. The Compliance Certificate shall be in a form and contain such certifications as the Bank deems necessary or appropriate, taking into account the nature of the Credit Facilities, the types of Collateral and the business of Borrower.

                    6.4.7.    Projections. Within 120 days after each of the Borrower’s fiscal year-ends, Borrower shall deliver to Bank the annual forecasted income statement, balance sheet, and cash flow statement for the Borrower and Guarantors for the fiscal year following such year most recently ended.

                    6.4.8.    Government Contract Audits. Promptly after receipt by Borrower or any Subsidiary thereof, notice of any final decision of a contracting officer disallowing costs aggregating more than $50,000, which disallowed costs arise out of any audit of Government Contracts of Borrower or any Subsidiary.

                    6.4.9.    Notice of Change in Ownership. Promptly after Borrower has knowledge thereof, Borrower shall give written notice to Bank of each Change in Ownership of Borrower.

        6.5.    Taxes. Each of Borrower and each of its Subsidiaries shall make due and timely payment of, or deposit or withholding of, all federal, state and local taxes, assessments or contributions required of it by all Requirements of Law, and will execute and deliver to Bank, on demand, appropriate certificates attesting thereto; provided that Borrower and its Subsidiaries need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

        6.6.    Insurance.

                    6.6.1.    Types of Insurance. Each of Borrower and each of its Subsidiaries, at its expense, shall maintain general liability, workmen’s compensation and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s or such Subsidiary’s, unless Bank, acting reasonably, directs otherwise, in which event Borrower shall maintain such insurance in amounts and types as Bank directs. Borrower, at its expense, also shall keep the Collateral, or such parts thereof which can be insured under a policy of casualty insurance, insured against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks required by Bank, acting reasonably and taking into account the types and risks customarily insured against by businesses similar to Borrower’s. Unless otherwise directed by Bank, the insurance shall be all risk replacement cost insurance with agreed amount endorsement, standard noncontributing mortgagee clauses and standard waiver of subrogation clauses.

                    6.6.2.    Form of Insurance. All policies of insurance shall be in such form and with such companies as may be reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured. All policies shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. All proceeds payable under any such policy or policies shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

        6.7.    Primary Depository. Each of Borrower and each of its Subsidiaries shall maintain its primary operating depository accounts with Bank or, in the alternative, if it elects to maintain them with another Person, Borrower or any Subsidiary shall grant to Bank a perfected, first priority security interest in its primary depository and operating accounts maintained by it with such other Person. The security interest in any deposit and operating accounts with another Person shall secure the Obligations and the same shall be evidenced by such security documents as Bank and its counsel deem necessary or appropriate, in their discretion.

        6.8.    Financial Covenants. Borrower shall fully and timely comply with, each and every one of the financial maintenance covenants set forth in this Section and others that may be contained in this Agreement and the other Loan Documents.

                    6.8.1.    Funded Debt to EBITDA. Borrower and its Subsidiaries shall maintain as of the end of each fiscal quarter, on a consolidated basis in accordance with GAAP, a ratio of Funded Debt to EBITDA, calculated on a rolling 4 quarters basis for the fiscal quarter then ended and the immediately preceding 3 fiscal quarters, of not greater than 3.0 to 1.

                    6.8.2.    Net Profit. Borrower and its Subsidiaries shall maintain as of the end of each Test Period, on a consolidated basis in accordance with GAAP, Net Profit, calculated as of the last day of any Test Period, of at least $1.

        6.9.    Shareholder Indebtedness. Borrower shall subordinate or cause to be subordinated to the Obligations, on terms reasonably acceptable to Bank, all Indebtedness now owing by Borrower and all Indebtedness that may be owing by Borrower in the future to any one or more of its shareholders or other holders of an equity interest in Borrower, and all such Indebtedness to Borrower’s shareholders or other holders of an equity interest in Borrower shall remain subordinated to the Obligations on terms acceptable to Bank.

        6.10.    Maintenance of Property. Borrower shall keep and maintain the Collateral in good order and condition and make all needful and proper repairs, replacements, additions, or improvements thereto as are necessary, reasonable wear and tear excepted.

        6.11.    Right to Inspect and Audit. Borrower shall permit Bank directly and through another Person on Bank’s behalf and Bank shall have a right from time to time hereafter, directly and through another Person on Bank’s behalf, to inspect or examine any and all of the Collateral at Borrower’s expense and in connection therewith or separate therefrom, to audit the Accounts of Borrower and Guarantors and to appraise or otherwise value any and all of the Collateral.

        6.12.    Maintain Security Interest. Borrower shall maintain, protect and preserve the security interest of Bank in the Collateral and the lien position of Bank in the Collateral, including, without limitation, the filing of “claims” under insurance policies.

        6.13.    Further Assurances. At any time and from time to time, Borrower shall execute and deliver such further instruments, agreements, documents and other records and take such further action as may be requested by Bank to effect the purposes of this Agreement, including, without limitation, the perfection and continuation of perfection of Bank’s security interests in the Collateral.

Section 7. Negative Covenants. Borrower covenants and agrees that until the termination of Bank’s obligation under this Agreement to make Credit Extensions and the payment in full of the Obligations, Borrower shall not do or permit to be done any of the matters set forth in this Section 7; and Borrower acknowledges to Bank that the breach or default by Borrower of any of the covenants and agreements set forth below in this Section 7 is and the same shall be material.

        7.1.    Change in Business or Executive Office. Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than as reasonably related or incidental to the businesses currently engaged in by Borrower or any such Subsidiary. Borrower shall not, and shall not permit any of its Subsidiaries to, without thirty (30) days’ prior written notification to Bank, relocate its chief executive office, change its state of organization or change any other matter that will or could result in Bank’s security interests in the Collateral becoming unperfected.

        7.2.    Dispositions. Except as otherwise permitted in this Agreement or in any of the other Loan Documents, Borrower shall not, and shall not permit any of its Subsidiaries to, voluntarily and Borrower shall not, and shall not permit any of its Subsidiaries to, involuntarily through its direct actions or inactions, or indirectly through the actions or inactions of others, do any one or more of the following: sell, transfer, lease, liquidate, franchise, license, dispose of or part with possession or control of all or any part of or interest in (whether legal or equitable) any part of or any interest in its business or properties, including any of the Collateral or all of the Collateral. The prohibitions in this Section do not extend to or include a Permitted Transfer.

        7.3.    Change in Ownership; Change in Management. Borrower shall not permit any of its Subsidiaries to have or permit a Change in Ownership without the prior written approval of Bank. Borrower shall not, and shall not permit any of its Subsidiaries to, have or permit a Change in Management without the prior written approval of Bank.

        7.4.    Mergers or Acquisitions; New Subsidiary. Borrower shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with or into any other business organization, or acquire all or substantially all of the capital stock or property of another Person, except for the capital stock of another Person acquired in connection with Permitted Acquisitions. Borrower shall not create or cause to be created or to come into existence any Subsidiary of Borrower after the Closing Date, without the prior written consent of the Bank, other than in connection with a Permitted Acquisition. No Subsidiary shall create or cause to be created or to come into existence any Subsidiary, other than in connection with a Permitted Acquisition. If Borrower shall create or cause to be created or to come into existence any Subsidiary (whether or not in connection with a Permitted Acquisition), then such Subsidiary shall become a Guarantor under the Guaranty and shall satisfy the following conditions upon the acquisition or formation of such Subsidiary:

                    7.4.1.     The Subsidiary shall execute and deliver to the Bank the Guaranty or a counterpart thereof.

                    7.4.2.     All legal matters incident to such Subsidiary becoming a Guarantor shall be satisfactory to counsel for the Bank, and the Subsidiary shall execute and deliver to the Bank such additional documents and certificates relating to the Credit Facilities as the Bank may request.

                    7.4.3.     If required by the Bank, the Bank shall have received an opinion of counsel to the Subsidiary, addressed to the Bank, covering such matters as the Bank may request, in form and substance satisfactory to the Bank.

                    7.4.4.     Subsidiary shall deliver to Bank or cause to be delivered to Bank, at the request of Bank, all Negotiable Collateral, all Financing Statements and other documents and records that Bank may request to perfect and continue perfected Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents, all the foregoing to be in form and substance satisfactory to Bank and its counsel and executed as required by Bank and its counsel. Each Subsidiary that becomes a Guarantors shall then consent to the filing by Bank of Financing Statements in respect of the Subsidiary’s Collateral.

                    7.4.5.     The Subsidiary shall have delivered the following documents to the Bank, each of which shall be certified as of the date on which it is to become a Guarantor, by its secretary or representative performing similar functions: (1) copies of evidence of all actions taken by the Subsidiary to authorize the execution and delivery of the Guaranty; (2) copies of the articles or certificate of incorporation and bylaws (or comparable organizational documents) of the Subsidiary; and (3) a certificate as to the incumbency and signatures of the officers executing the Loan Documents.

                    7.4.6.     The Bank shall have received a certificate of good standing and qualification (or similar instrument) issued by the appropriate state official of the state of incorporation of the Subsidiary, dated within 30 days of the date of the applicable Loan Documents.

                    7.4.7.     The Lender shall have received a listing and aging of Accounts of the Subsidiary, a listing of accounts payable of the Subsidiary, a report setting forth the status of all contracts relating to its Eligible Accounts and such other financial information of such Subsidiary as may be requested by the Bank from time to time, all of which shall be of a current date and shall be in form and substance satisfactory to the Bank.

                    7.4.8.     If required by the Bank, the Bank shall have received a satisfactory field examination of the Collateral and internal control systems of the Subsidiary performed by a consultant selected by the Bank, and the Borrower shall have reimbursed the Bank for the cost of such consultant.

        7.5.    Indebtedness. Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or be or remain liable with respect to any Indebtedness, other than Permitted Indebtedness. With respect to Indebtedness described in clause (iii) of the definition of Permitted Indebtedness in Attachment 1, to the extent not specifically prohibited by the terms of such Indebtedness, Bank shall have a subordinate lien in and to all equipment and property financed or acquired with such Indebtedness.

        7.6.    Encumbrances. Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or allow any Lien with respect to the Collateral or any interest therein or in any of its other properties or assets, or assign or otherwise convey any right to receive income, including the sale of any Accounts, except for Permitted Liens, or covenant to any other Person that Borrower or any such Subsidiary in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of the property of Borrower or any such Subsidiary.

        7.7.    Judgments. Borrower shall not, and shall not permit any of its Subsidiaries to, permit a judgment for the payment of money to be entered against it which judgment Borrower or any such Subsidiary permits to remain unsatisfied or unstayed for a period of thirty (30) days after the same is entered against Borrower or such Subsidiary.

        7.8.    Distributions. Borrower shall not pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock or other equity interest in Borrower without Bank’s prior written approval, and Borrower shall not set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement and other similar or dissimilar acquisition of, any capital stock or other equity interest in Borrower without Bank’s prior written approval. No Subsidiary shall pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock or other equity interest in such Subsidiary, other than to Borrower.

        7.9.    Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, other than its existing ownership of the capital stock of IL, NBIL, ORC and Chesapeake, and its acquisition of the capital stock of another Person in connection with a Permitted Acquisition. No Subsidiary shall directly or indirectly acquire or own, or make any Investment in or to any Person.

        7.10.    Loans. Borrower shall not, and shall not permit any of its Subsidiaries to, make or commit to make any advance, loan, extension of credit or capital contribution to, or purchase of any stock, bonds, notes, debentures or other securities of any Person, other than the acquisition by Borrower of the capital stock of another Person in connection with a Permitted Acquisition.

        7.11.    Loans to Officers. Borrower shall not, and shall not permit any of its Subsidiaries to, make any loan or advance directly or indirectly for the benefit of any past, present, or future stockholder, director, officer, executive, manager, member, partner or employee of Borrower or any of such Subsidiaries, other than employee relocation loans, employee bridge loans and other incidental loans to employees, all in the ordinary course of business.

        7.12.    Compensation. Borrower shall not, and shall not permit any of its Subsidiaries to, pay any compensation to any past, present and future shareholder, director, officer, executive, member, manager, partner and employee, whether through salary, bonus or otherwise, in excess of industry standards and norms.

        7.13.    Transactions with Affiliates. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any of such Subsidiaries except for transactions that are in the ordinary course of Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person.

        7.14.    Subordinated Debt. Borrower shall not, and shall not permit any of its Subsidiaries to, make any payment in respect of any Subordinated Debt except in compliance with the terms of such Subordinated Debt as approved by Bank, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

        7.15.    Inventory and Equipment. Borrower shall not, and shall not permit any of its Subsidiaries to, store its Inventory and shall not, nor permit any of its Subsidiaries to, store its Equipment with a bailee, warehouseman or similar person unless Bank has received a pledge of the warehouse receipt covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall not, and shall not permit any of its Subsidiaries to, move or relocate its Inventory and shall not move or relocate its Equipment from the location or locations identified in the Certificate of Borrower and such other locations of which Borrower gives Bank prior written notice and as to which Borrower signs and files a Financing Statement where needed to perfect Bank’s security interest.

        7.16.    Licenses. Borrower shall not, and shall not permit any of its Subsidiaries to, become bound by any license, agreement or other record which would have a Material Adverse Effect.

        7.17.    Compliance. Borrower shall not, and shall not permit any of its Subsidiaries to, become or be controlled by an “investment company”, within the meaning of the Investment Company Act of 1940 (as amended), or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

        7.18.    Negative Pledge Agreements. Borrower shall not, and shall not permit any of its Subsidiaries to, permit the inclusion in any contract to which it becomes a party of any provisions that could restrict or invalidate the creation of a security interest in Borrower’s or any Guarantor’s rights and interests in any Collateral.

        7.19.    Capital Expenditures. Borrower shall not, and shall not permit any of its Subsidiaries to, make Capital Expenditures in excess of $250,000 in the aggregate for Borrower and its Subsidiaries in an individual fiscal year of Borrower, or $500,000 in the aggregate for Borrower and its Subsidiaries during the term of the Credit Facilities.

        7.20.    Software Development Costs. Borrower shall not, and shall not permit any of its Subsidiaries to, pay costs or make expenditures in respect of software development in excess of $250,000 for Borrower and its Subsidiaries in an individual fiscal year of Borrower, or $500,000 in the aggregate for Borrower and its Subsidiaries during the term of the Credit Facilities.

Section 8. Events Of Default and Remedies.

        8.1.    Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder: (i) the occurrence of any event of default or default condition under any of the Obligations, including Borrower’s failure to pay within five (5) Business Days following its due date, any payment of the principal of or interest on any of the Obligations, or any other sums due thereunder, whether fees, charges, premiums or costs and expenses; (ii) Borrower’s or any Guarantor’s breach of or default under any of the terms, conditions or covenants contained in this Agreement or in any of the other Loan Documents to which it is a party; (iii) the actual or threatened demolition, injury or waste to the Collateral, or any material part thereof, which, in the sole opinion of Bank, may impair its value, or the actual or threatened decline in value of the Collateral or any material part thereof; (iv) Borrower’s or any Subsidiary’s assets, or any material part or portion thereof, are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) BusinessDays, or if Borrower or any Subsidiary is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s or any Subsidiary’s assets, or if a notice of lien, levy or assessment is filed of record with respect to any of Borrower’s or any Subsidiary’s assets by any Governmental Authority, and the same is not paid within ten (10) BusinessDays after Borrower or such Subsidiary receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower; (v) the insolvency of Borrower or any Person obligated for payment of any of the Obligations or any parts or portions thereof (including, without limitation, any Guarantor), or the appointment of a receiver for, or the filing of a petition of bankruptcy by or against Borrower or any Person obligated for payment of any of the Obligations or any parts or portions thereof (including, without limitation, any Guarantor); (vi) Borrower’s default under the terms of any instrument or other agreement to which this Agreement or any of the other Loan Documents is subordinate or which is subordinate to this Agreement or any of the other Loan Documents; (vii) default by Borrower in keeping, performing or observing any term, covenant, agreement or condition of any Commitment upon which all or any portion of any of the Obligations were predicated; (viii) the occurrence of any event of default or default condition under any other Loan Document; (ix) any false statement, misrepresentation or withholding of facts by Borrower or any other Person in any loan application or other document provided by Borrower or any other Person to Bank or its agents, including any misrepresentation made in this Agreement, or in any presentation made by Borrower or any other Person to Bank or its agents, as to any matter relied upon by Bank in evaluating whether to extend financing to Borrower; (x) default by Borrower under any other Indebtedness or other obligation now owing or which hereafter arises and is owing to Bank or any other creditor, or default by any of Borrower’s Affiliates (including, without limitation, any Guarantor) under any Indebtedness or other obligation now owing or which hereafter arises and is owing to Bank or any other creditor; (xi) a Change in Ownership of any Subsidiary of Borrower without Bank’s prior written approval; or (xii) a Change in

Management of Borrower or any of its Subsdiaries; or (xiii) either of Steve Komar (Chairman) or James McCubbin (Secretary, Vice President and Chief Financial Officer) is no longer active in the management of the Borrower; or (xiv) Daniel Turissini of ORC is no longer active in the management of ORC; or (xv) (A) any Borrower or any Subsidiary shall be debarred or suspended from any contracting with the Government; or (B) a notice of debarment or notice of suspension shall have been issued to any Borrower or any Subsidiary; or (C) a notice of termination for default or the actual termination for default of any Material Agreement or any Government Contract, shall have been issued to or received by any Borrower or any Subsidiary; or (xvi) a determination by Bank that the prospect of payment or performance by Borrower or any other Person (including, without limitation, any Guarantor) under all or any of the Loan Documents is insecure or that a material adverse change in the financial condition of Borrower or any Person obligated for payment of the Credit Facilities (including, without limitation, any Guarantor) or any parts or portions thereof has occurred since the date of this Agreement.

        8.2.    Rights and Remedies. If an Event of Default shall occur under this Agreement, in addition to any other rights and remedies which may be available to Bank and without limiting any other rights and remedies granted to Bank in this Agreement, the other Loan Documents and at law and in equity, including, without limitation, the rights and remedies provided to Bank under the Code, which rights and remedies are fully exercisable by Bank as and when provided herein and therein, Bank shall have the rights and remedies set forth below in this Section 8.2, any and all of which it may exercise at its election, without notice of its election and without demand –subject, however, to the following: (i) with respect to those Events of Default under clauses (ii), (iii), (vi), (v), (vi), (vii), (viii), (x), (xi) and (xii) of Section 8.1. above which are non-monetary (i.e., events that require substantially more than the payment of money), or any other non-monetary events defined as an “Event of Default” in a Section of this Agreement other than Section 8.1., unless Bank in good faith deems it necessary to undertake immediate actions to maintain, protect or preserve the Collateral, or its liens and security interests or other rights under this Agreement or any of the other Loan Documents, Bank shall refrain from exercising the rights and remedies set forth below in this Section 8.2. if, within thirty (30) days after receipt of written notice of the occurrence or existence of any of such Events of Default from the Bank, Borrower cures or otherwise fully remedies all of the Events of Default for which it has received notice; (ii) if Borrower does not cure or otherwise fully remedy all of the Events of Default and other events for which it has received notice within said thirty (30) day period, Bank may thereafter, without any additional demand or notice to Borrower or any other Person, exercise any one or more of the rights and remedies set forth below in this Section 8.2.; and (iii) if Borrower has received notice of and cured an Event of Default or another event, and the event for which Borrower received such notice, or an event similar thereto, occurs, exists or arises within one year (i.e., 356 days) following the date of the notice received by Borrower, Bank shall not be under any obligation to provide Borrower notice of such Event of Default or other event, or an opportunity to cure before Bank exercises any one or more of the rights and remedies set forth below in this Section 8.2.

                    8.2.1.    Acceleration of Obligations. Bank may, at its option, accelerate and declare immediately due and payable the Obligations, as well as any of and all of the other indebtedness and obligations owing under this Agreement and the other Loan Documents that are not already due hereunder and that are not already due thereunder. If there is more than one Obligation, Bank may accelerate and declare immediately due and payable all of the Obligations, or Bank may from time to time and at any number of times after the occurrence of an Event of Default, accelerate and declare immediately due and payable any one or more of the Obligations as Bank in its discretion elects to accelerate.

                    8.2.2.    Protection of Collateral. Bank may make such payments and do or cause to be done such acts as Bank considers necessary or advisable to protect the Collateral and to preserve, protect, prefect or continue the perfection of its security interest in the Collateral, including managing all or any part or parts of the Collateral. Borrower agrees to assemble the Collateral if Bank so requires and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank and its representatives to enter the premises where the Collateral is located, to do, among other things Bank deems necessary or advisable, the following: (i) take and maintain possession of the Collateral, or any part or parts of it, (ii) pay, purchase, contest or compromise any encumbrance, charge or lien which in Bank’s determination appears to be prior or superior to its security interest, and (iii) pay all costs and expenses incurred in connection with any of the foregoing. With respect to any of Borrower’s premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights and remedies provided herein, at law, in equity and otherwise.

                    8.2.3.    Sale and Disposition of Collateral. Bank, directly and through others on its behalf, may ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and sell the Collateral, or part or parts thereof, for cash or on terms, at one or more private or public sales held at such place or places as Bank determines to be commercially reasonable, after having complied with the provisions of this Agreement, the other Loan Documents and applicable Requirements of Law relating to sale of the Collateral, including, without limitation, the requirements of the Code. Bank is hereby irrevocably granted a license or other right, pursuant to the provisions of this Section 8.2, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, advertising matter and any property of a similar nature, together with the right of access to all tangible or electronic media in which any of the foregoing may be recorded or stored, in completing production of, management of, advertising for sale and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 8.2, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit. Borrower hereby agrees: (i) that ten (10) days notice of any intended sale or disposition of any Collateral is commercially reasonable; (ii) that a shorter period of notice will be commercially reasonable if Bank, in its opinion, deems it necessary to move more expeditiously with disposition of the Collateral or any part thereof; and (iii) that the foregoing shall not require a notice if no notice is required under the Code. Bank may credit bid and purchase at any sale or sales. The proceeds of any sale of, and other realization upon, all and any part of the Collateral shall be applied by Bank against the Obligations and other indebtedness and obligations due Bank under this Agreement and the other Loan Documents in the order of priorities as Bank determines in its sole discretion, unless applicable Requirements of Law require a different application of payments, and then they shall be applied in accordance with applicable Requirements of Law. Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower, without demand by Bank, but this provision shall not require Bank to first dispose of the Collateral before attempting to recover payment of the Obligations from Borrower or any other Person.

                    8.2.4.    Discontinuance of Proceedings; Position of Parties Restored. If Bank shall have proceeded to enforce any right or remedy under the Loan Documents by foreclosure, entry, or otherwise and such proceedings shall have been discontinued or abandoned for any reason, or such proceedings shall have resulted in a final determination adverse to Bank, then and in every such case Borrower and Bank shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Bank shall continue as if no such proceedings had occurred or had been taken.

        8.3.    Demand Obligations. Notwithstanding anything else in this Agreement to the contrary, if any of the Obligations are payable on demand by Bank, then, in such event, there are no conditions precedent to Bank’s right to demand payment of such Obligations, in whole or in part, at any time and from time to time, without prior notice, until the entire unpaid balance outstanding under such Obligations, including principal, interest, fees, premiums, charges and costs and expenses are paid in full. And, there are no conditions precedent to Bank exercising any of and all of its other rights and remedies at such time or times as it deems necessary or appropriate to recover full payment of the Obligations, including the exercise of any of and all of its rights and remedies set forth in Section 8.2 above, the exercise of any of and all of its other rights and remedies granted to it under the Loan Documents and the exercise of any of and all of its rights and remedies at law and in equity

Section 9. General Provisions.

        9.1.    Incorporation of Exhibits. All exhibits, schedules, addenda and other attachments to this Agreement are by this reference incorporated herein and made a part hereof as if fully set forth in the body of this Agreement. Headings of Sections are for convenience only. Unless the context clearly indicates otherwise, reference to a Section includes that Section and all Sections which are numbered as subsection of such Section (e.g. a reference to Section 8.2 includes Sections 8.2.1. through 8.2.4.).

        9.2.    Maintenance of Records by Bank. Borrower acknowledges and agrees that Bank is authorized to maintain, store and otherwise retain the Loan Documents or any of them in their original, inscribed tangible form or a record thereof in an electronic medium or other non-tangible medium which permits such record to be retrieved in a perceivable form; that a record of any of the Loan Documents in a non-tangible medium which is retrievable in a perceivable form shall be the agreement of Borrower to the same extent as if such Loan Document was in its original, inscribed tangible medium and such a record shall be binding on and enforceable against Borrower.

        9.3.    Credit Investigations; Sharing of Information. Bank is irrevocably authorized by Borrower to make or have made such credit investigations as it deems appropriate to evaluate Borrower’s credit or financial standing, and Borrower authorizes Bank to share with consumer reporting agencies and creditors its experiences with Borrower.

        9.4.    Bank Expenses. Notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, Bank may at any time or times during the term of this Agreement make such payments and do or cause to be done such acts as Bank considers necessary or advisable to protect the Collateral and to preserve, protect, perfect or continue the perfection of its security interest in the Collateral or any part or parts thereof. Any amounts paid by Bank in furtherance of the foregoing shall constitute Bank Expenses, shall be immediately due and payable by Borrower, shall bear interest at the Default Rate from the date of payment or deposit and shall be secured by the Collateral.

        9.5.    Waiver of Appraisal and Other Rights by Borrower. Borrower hereby waives, to the extent permitted by law, the benefit of all appraisal, valuation, stay, extension, reinstatement and redemption laws now in force and those hereafter in force and all rights of marshalling in the event of any sale hereunder of the Collateral or any part or any interest therein.

        9.6.    Remedies Cumulative; No Waiver by Bank. Bank’s rights and remedies under this Agreement, the Other Loan Documents and all other agreements shall be cumulative and may be exercised successively, concurrently, alternatively and in any other order and at such time or times as Bank elects in its discretion. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law and in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

        9.7.    Jurisdiction; Waiver of Jury Trial. This Agreement and the other Loan Documents shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Virginia, excluding, however, the conflict of law and choice of law provisions thereof. Borrower, to the extent permitted by law, waives any right to a trial by jury in any action arising from or related to this Agreement and any of the other Loan Documents.

        9.8.    Relationship of Parties; Successors and Assigns. The covenants, terms and conditions herein contained shall bind, and the benefits and powers shall inure to, the respective heirs, executors, administrators, successors and assigns of the parties hereto. If two or more persons or entities have joined as Borrower, each of the persons and entities shall be jointly and severally obligated to perform the conditions and covenants herein contained. The term “Bank” shall include any payee of the Obligations hereby secured and any transferee or assignee thereof, whether by operation of law or otherwise, and Bank may transfer, assign or negotiate all or any of the Obligations secured by this Agreement from time to time without the consent of Borrower and without notice to Borrower. Borrower waives and will not assert against any transferee or assignee of Bank any claims, defenses, set-offs or rights of recoupment which Borrower could assert against Bank, except defenses which Borrower cannot waive.

        9.9.    Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, or by certified mail, postage prepaid, return receipt requested, or by facsimile to Borrower or to Bank, as the case may be, at their respective addresses as set forth on the signature page of this Agreement. The parties may change the address at which they are to receive notices hereunder by notice in writing in the foregoing manner given to the other.

        9.10.    Amendments in Writing; Integration. Subject to the exercise by Bank of its rights and remedies as set forth in this Agreement and without limiting any of such rights and remedies, this Agreement may not be modified, amended, waived, extended, changed, discharged and terminated orally or by any act or failure to act on the part of Borrower or Bank, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge and termination is sought. All prior agreements, understandings, representations, warranties and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the other Loan Documents.

        9.11.    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

        9.12.    Time of Essence. Time is of the essence for the performance of all of Borrower’s covenants and agreements set forth in this Agreement and each of the other Loan Documents.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have caused this agreement to be executed with authority duly obtained, as of the date first written above.

WIDEPOINT CORPORATION, a Delaware corporation	Witness:

By:___________________________________________	______________________________________________
Print Name: James McCubbin	Print Name: _____________________________________
Title: Secretary, Vice President and Chief Financial Officer

Address:
One Lincoln Centre
18W 140 Butterfield Road, #1100
Oakbrook Terrace, Illinois 60181

RBC CENTURA BANK

By:___________________________________________
Name: Greg Wheeless
Title: Northern Virginia Market Executive

Address:
8045 Leesburg Pike
Suite 260
Vienna, Virginia 22182
Fax: 703-827-0776

Attachment 1 — Definitions

“Accounts” shall have the meaning set forth in subparagraph (i) on Attachment 2 to this Agreement, and shall include any such property and property rights in which any Guarantor grants a security interest in favor of the Bank under any Loan Documents to which such Guarantor is a party.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, managers, members or partners.

“Agreement” means this Loan and Security Agreement (C & I), and any and all amendments, modifications, renewals, extensions, replacements and substitutions thereof and therefor.

“At-Risk Work” means work performed under Government Contracts, or any other contract, (a) for which funds have not been appropriated and allocated, (b) that have not been awarded or (c) for which all required contract documents, including any documents required to modify or renew a contract previously awarded, have not been executed.

“Bonded Receivables” means any account receivable arising out of a contract under which the performance of Borrower or any Guarantor is guaranteed by a surety bond.

“Bank” means RBC Centura Bank and its successors, assigns, transferees and the holder of this Agreement and the other Loan Documents.

“Bank Expenses” means all reasonable costs and expenses incurred and suffered by Bank in connection with the preparation, negotiation, administration and enforcement of the Loan Documents and its rights and remedies thereunder, including, without limitation, perfection, audit, inspection, protection and enforcement of Bank’s security interests in the Collateral.

“Borrower” means WidePoint Corporation, a Delaware corporation, and its successors and permitted assigns.

“Borrower’s Books” means all of Borrower’s books and records including, without limitation, ledgers, journals, spread sheets, business plans, business projections, tax returns and accompanying worksheets and notes related thereto, governmental and regulatory filings and reports and all other records concerning Borrower’s assets and liabilities, the Collateral, business operations and financial condition; and the term includes media on which such records are stored or maintained, whether electronic, printed, imbedded in software or other computer programs or on tape files, and the equipment containing such information.

“Borrowing Base” means an amount equal to 85% of Eligible Government Accounts, plus 80% of Eligible Commercial Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.

“Borrowing Base Certificate” means a certificate of the Borrower containing a computation of the Borrowing Base and certifying that no Default has occurred and is continuing, in form and substance satisfactory to the Bank, and otherwise described as set forth in Section 6.4.5.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks in the Commonwealth of Virginia are authorized or required to close.

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of any amounts accrued or paid by such Person and its Subsidiaries in respect of any purchase or other acquisition for value of capital assets and, for greater certainty, excludes amounts expended in respect of the normal repair and maintenance of capital assets utilized in the ordinary course of business.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Change in Management” shall mean the occupation of a majority of the seats (other than vacant seats) on the respective boards of directors of Borrower or any of its Subsidiaries by Persons who were neither (i) nominated by the current board of directors or (ii) appointed by directors so nominated.

“Change in Ownership” shall mean a transaction or series of transactions (a) in which any Person or Persons who do not, as of the Effective Date own any of the stock of Borrower or any Subsidiary ordinarily entitled to vote in the election of directors, become individually or in the aggregate the beneficial owner or owners, directly or indirectly, of more than ten (10%) percent of the shares of any class or classes of stock outstanding of Borrower or such Subsidiary ordinarily entitled to vote in the election of directors, or (b) in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction or series of transactions.

“Close” or “Closing” means the completion of the conditions precedent to the initial Credit Extension.

“Closing Date” means the date of this Agreement, which is the last date on which this Agreement is signed by a party hereto.

“Closing Memorandum and Checklist” is the document referenced by such name in the Section of the Agreement pertaining to Conditions of Credit Extensions and is the document by such name which has been executed and delivered by Borrower to Bank contemporaneously with the execution and delivery of this Agreement by Borrower to Bank.

“Code” means the Uniform Commercial Code as in effect, from time to time, in the Commonwealth of Virginia.

“Collateral” means the property and property rights described on Attachment 2, and shall include any property and property rights in which any Guarantor grants a security interest in favor of the Bank under any Loan Documents to which such Guarantor is a party.

“Commitment” means the letter dated October 12, 2004, under which Bank committed to enter into this Agreement with Borrower, and accepted by the Borrower on October 18, 2004. The Commitment is one of the Loan Documents and to the extent there is an irreconcilable conflict between this Agreement and the Commitment, this Agreement shall control.

“Committed Revolving Line” means Credit Extensions of up to $5,000,000; provided, however, that “Commited Revolving Line” shall mean Credit Extensions of up to $2,500,000 until such time as Zegato Solutions, Inc. (“Zegato”), has both become a Subsidiary of the Borrower and has executed and delivered the Guaranty or a counterpart thereof.

“Compliance Certificate” shall have the meaning set forth in Section 6.4.6.

“Contingent Obligation” or “Contingent Liabilities” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any account, instrument, chattel paper, document, general intangible, indebtedness, lease, dividend, letter of credit, letter of credit right or other obligation of another Person, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Contract Assignments” means (i) execution by the Borrower or a Guarantor and delivery to the Bank of such assignments and acknowledgments as the Bank shall require with respect to the Borrower’s contracts to provide for receivable payments to be made by Customers directly to the Bank and (ii) receipt by the Bank of acknowledged assignments of any contract with a Customer required by the Bank. Assignments of Government Contracts shall conform to the requirements of FACA. The Bank shall have the right at any time to require acknowledged assignments of any contract, regardless of amount or duration.

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“Contras” means any account receivable of the Borrower or any Guarantor that is due from a Customer to whom the Borrower or such Guarantor is indebted.

“Corporate Distributions” means, as applied to any Person, any payments to any shareholder, director, officer, manager, member or partner of that Person, or to any affiliate or holder of Subordinated Debt of that Person, or to any shareholder, director, officer, manager, member or partner of any affiliate or holder of Subordinated Debt of that Person, including, without limitation, bonuses, dividends, salaries or repayment of debt or making of loans to any such Person, but excluding salaries to officers, managers or other employees in the ordinary course of business.

“Credit Extension” means each Advance, or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Credit Facilities” is a reference to the credit facility or facilities available under this Agreement.

“Cross-Aged Receivables” means all account receivables of the Borrower or a Guarantor due from a Customer if more than 50% of the aggregate amount of all accounts receivable due from such Customer are aged more than 90 days.

“Customer” means any account debtor or other Person obligated on an Account of the Borrower or any Guarantor.

“Default Rate” means a rate of interest per annum equal to the contract rate of interest defined as the “Default Rate” in the Promissory Note, and if there is more than one Promissory Note, it shall mean a rate of interest per annum equal to the highest of the contract rates of interest defined in the Promissory Notes as a “Default Rate”.

“EBITDA” means, for any period, the sum (without duplication) of (a) the consolidated net income (or net loss) from continuing operations of the Borrower and its Subsidiaries for such period, plus (b) to the extent deducted in determining net income (or net loss) the sum of (i) Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) extraordinary or unusual losses deducted in calculating net income (or net loss) and (vi) any cost of sales arising from a step-up of inventory values as a result of applying purchase or fresh start accounting, less (c) the sum of (i) extraordinary or unusual gains added in calculating net income (or net loss), (ii) all Corporate Distributions in each case determined in accordance with GAAP and (iii) gains (or losses) on the disposal of assets added in calculating net income (or net loss).

“Eligible Accounts” means, as applied to any Person, only those Accounts that are within the meaning of the term “account” as defined under the Code, and those of any Person which has the right to grant a security interest, that arise in the ordinary course of that Person’s business, that comply with all of that Person’s representations and warranties to Bank set forth in this Agreement or the other Loan Documents, and in which that Person has granted a security interest to the Bank hereunder or under the other Loan Documents; provided, the Bank may change the standards of eligibility by giving that Person thirty (30) days’ prior written notice. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following: (i) Accounts of any Person or related Affiliate or Subsidiary on which the Bank has not yet performed a collateral examination or where a collateral examination has been performed but where the findings of the collateral examination are not satisfactory to the Bank; (ii) Accounts that the applicable account debtor or Customer has failed to pay within 90 days of the initial invoice (meaning the first invoice relating to the applicable goods shipped or services rendered, and not any subsequent invoice relating thereto) date; (iii) Accounts owed by any one Customer, including Subsidiaries and Affiliates, that exceed 20% of total Accounts, except as approved in writing by the Bank; (iv) Accounts which are Cross-Aged Receivables; (v) Accounts which have been prebilled to the account debtor or Customer; (vi) Accounts which have not yet been billed to the account debtor or Customer or which are unbilled; (vii) Accounts which are for At-Risk Work; (viii) Accounts which are Bonded Receivables; (ix) Accounts which represent retainages until such time as they are contractually billed to and due from the account debtor or Customer; (x) Accounts representing or arising out of holdbacks, the final payment due under a Government Contract, revenues recognized or costs incurred in excess of approved or allowed reimbursement rates, cost overruns, unauthorized work or work beyond the scope of a contract, rebillings or contracts secured by surety bonds; (xi) Accounts which represent the sale of Inventory subject to security interests; (xii) Accounts with respect to which the account debtor or Customer is an Affiliate of that Person; (xiii) Accounts with respect to which the account debtor or Customer is a director, officer, manager, member, employee or agent of that Person; (xiv) Accounts with respect to which the account debtor or Customer does not have its principal place of business in the United States, except for Eligible Foreign Accounts; (xv) Accounts with respect to which the account debtor or Customer is a foreign government or is a State, or any department, agency or instrumentality of a foreign government or a State; (xvi) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor or Customer may be conditional; (xvii) Contras; (xviii) Accounts with respect to which that Person is liable to the account debtor or Customer for goods sold or services rendered by the account debtor or Customer to that Person, but only to the extent of any amounts owing to the account debtor or Customer against amounts owed to that Person; (xix) Accounts with respect to which the account debtor or Customer disputes liability or makes any claim with respect thereto as to which the Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim); (xx) Accounts due from

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account debtors or Customers that are subject to any insolvency proceeding, are bankrupt, or are going out of business; or (xxi) Accounts the collection of which the Bank reasonably determines after inquiry to be doubtful. Notwithstanding anything to the contrary contained herein, no Accounts of the Borrower, IL, NBIL, ORC, Chesapeake or any other Guarantor shall be deemed to be Eligible Accounts until the Bank shall have received and conducted an initial audit of the Collateral (including, without limitation, the Accounts of the Borrower or the applicable Guarantor), the results of which shall be satisfactory to the Bank.

“Eligible Commercial Account” means an Eligible Account of Borrower or any Guarantor that is not an Eligible Government Account.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor or Customer does not have its principal place of business in the United States and that (i) are supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, (ii) that Bank approves on a case-by-case basis or (iii) that are supported by third party credit insurance through a company acceptable to Bank.

“Eligible Government Account” means an Eligible Account of Borrower or any Guarantor arising out of a Government Contract on which the Borrower or a Guarantor is a prime contractor.

“Equipment” shall have the meaning set forth in subparagraph (iii) on Attachment 2 to this Agreement, and shall include any such property and property rights in which any Guarantor grants a security interest in favor of the Bank under any Loan Documents to which such Guarantor is a party.

“Event of Default” has the meaning assigned in Section 8.

“FACA” means, collectively, the Assignment of Claims Act of 1940, as amended, 31 U.S.C. § 3727, 41 U.S.C. § 15, any applicable rules, regulations and interpretations issued pursuant thereto, and any amendments to any of the foregoing.

“Funded Debt” means, at any time, all obligations for borrowed money which bear interest or to which interest is imputed plus, without duplication, all obligations for the deferred payment of the purchase of property, all Capitalized Lease obligations and all Indebtedness secured by purchase money security interests, plus the amount of any Contingent Obligations, but excluding Postponed Debt, in each case as determined for a Person and its Subsidiaries on a consolidated basis.

“GAAP” means generally accepted accounting principles and practices in effect from time to time as promulgated by the American Institute of Certified Public Accounts.

“Government” means the United States of America or any agency or instrumentality thereof.

“Government Contract” means any contract with the Government under which the Borrower or any Guarantor is a prime contractor or a subcontractor.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any organization exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantors” means WidePoint IL, Inc., an Illinois corporation (“IL”), WP NBIL Inc., an Illinois corporation (“NBIL”), Chesapeake Government Technologies, Inc., a Delaware corporation (“Chesapeake”), and Operational Research Consultants, Inc., a Virginia corporation (“ORC”), and any other Subsidiary of the Borrower that may hereafter execute and deliver the Guaranty or a counterpart thereof; and “Guarantor” means any of them, individually.

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“Guaranty” means the Unconditional Guaranty Agreement, of even date herewith, made by the Guarantors in favor of the Bank, and any amendments, modifications or supplements thereof, or counterparts thereto.

“Indebtedness” means (i) all liabilities which would be reflected on a balance sheet prepared in accordance with GAAP, (ii) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (iii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iv) all Capitalized Lease obligations and (v) all Contingent Obligations, in each case as determined for a Person and its Subsidiaries on a consolidated basis, without duplication.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement or other relief.

“Interest Expense” means, for any period, the total of the costs of advances outstanding under Indebtedness for such period including (i) interest charges, (ii) capitalized interest, (iii) the interest component of Capitalized Leases, (iv) fees payable in respect of letters of credit and letters of guarantee, and (v) discounts incurred and fees payable in respect of bankers’ acceptances, in each case as determined for a Person and its Subsidiaries on a consolidated basis, without duplication.

“Inventory” shall have the meaning set forth in subparagraph (ii) on Attachment 2 to this Agreement, and shall include any such property and property rights in which any Guarantor grants a security interest in favor of the Bank under any Loan Documents to which such Guarantor is a party.

“Investment” means any beneficial ownership of (including stock, partnership interest, membership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Knowledge” means actual knowledge or such level of knowledge or awareness as would be obtained or should have been known at the time by a prudent business person under substantially similar circumstance after diligent investigation.

“Lien” means any mortgage, lien, deed of trust, deed to secure debts, charge, pledge, security interest or other encumbrance and the term “security interest” and Lien shall be interchangeable, as necessary or appropriate.

“Loan Documents” means, collectively, this Agreement, any instruments, including promissory notes, executed and delivered by Borrower to Bank, and any one or more of the following entered into by Borrower and Bank, or by Borrower for the benefit of Bank, or by another Person and Bank or by another Person (including, without limitation, any Guarantor) for benefit of Bank in connection with the Agreement or any of the Obligations, together with any and all renewals, extensions, amendments, modifications, replacements and substitutions thereof and therefor: mortgages, deeds to secure debt, deeds of trust, security agreements, negative pledge agreements, pledge agreements, guaranty agreements (including, without limitation, the Guaranty), control agreements, hypothecation agreements, documents, agreements, certificates (including, without limitation, the Certificate of Borrower) and other records.

“Loan Payment/Advance Request Form” means the form required by Bank to be submitted by Borrower when requesting an Advance.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrower or any of its Subsidiaries, or (ii) the ability of Borrower to repay the Obligations, or (iii) the ability of Borrower or any Guarantor to perform its obligations under the Loan Documents to which it is a party as and when required thereunder.

“Material Agreements” has the meaning assigned in the Certificate of Borrower.

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“Negotiable Collateral” means all of Borrower’s or any Guarantor’s present and future letters-of-credit and letter-of-credit rights of which it is a beneficiary, instruments (including promissory notes), drafts, securities, documents of title and chattel paper (including electronic chattel paper), and Borrower’s Books relating to any of the foregoing.

“Net Profit” means, for any period, total cash value of sales less total expenses of sale, as determined for a Person and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Obligations” means all indebtedness, including principal, interest, fees, premiums, penalties, charges, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement, the other Loan Documents and any other agreement, document and record, both absolute and contingent, due and to become due, now existing and hereafter arising, including any interest and fees that accrue after the commencement of an Insolvency Proceeding and including any indebtedness, liability and obligation now owing and any indebtedness, liability and obligation hereafter arising and owing from Borrower to others that Bank has obtained or may in the future obtain by assignment or otherwise.

“ORC Stock” means the stock of ORC purchased Borrower pursuant to the terms of the ORC Stock Purchase Agreement.

“ORC Stock Purchase Agreement” means the agreement between Borrower, ORC and the shareholders of all of the outstanding stock of ORC, pursuant to which Borrower agrees to purchase all of such stock of ORC, together with all amendments to such agreement.

“Other ORC Stock Purchase Documents” means the documents described or referred to in the ORC Stock Purchase Agreement and related in any manner to the acquisition of the ORC Stock.

“Permitted Acquisition” means, (a) the acquisition by Borrower of the capital stock of Zegato, provided, however, that (1) Borrower shall have delivered written notice to the Bank of the closing of such transaction on the same Business Day as such consummation, and (2) Borrower is, as of the date of the acquisition, and will be, after giving effect to the acquisition, in compliance with all representations, warranties covenants and other provisions of this Agreement and the other Loan Documents, or (b) with 30 days’ prior written notice to the Bank, the acquisition by Borrower or any of its Subsidiaries of all or substantially all of the capital stock or property of another Person, provided, however, that (1) the gross revenues of such Person do not, for the 12-month period preceding the proposed date of the acquisition, exceed 25% of the gross revenues of the Borrower for the same period, (2) Borrower is, as of the proposed date of the acquisition, and will be, after giving effect to the proposed acquisition, in compliance with the financial covenants set forth herein, and (3) Borrower funds such acquisition using its existing equity or the proceeds of newly issued equity or Subordinated Debt.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in the Schedule; (iii) Indebtedness not to exceed Five Hundred Thousand and No/100 Dollars ($500,000.00) in the aggregate for Borrower and its Subsidiaries, secured by a lien described in clause (iii) of the defined term “Permitted Liens”, provided such Indebtedness does not exceed the lesser of the cost or fair market value of the Equipment financed with such Indebtedness; (iv) Subordinated Debt; (v) trade payables incurred and otherwise paid in the ordinary course of business in accordance with their normal and customary stated terms; (vi) Capitalized Leases; and (vii) operating leases.

“Permitted Liens” means the following: (i) any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents; (ii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves in accordance with GAAP, provided the same have no priority over any of Bank’s security interests; and (iii) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (ii) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Guarantor of: (i) Inventory in the ordinary course of business; (ii) non-exclusive licenses and similar arrangements for the use of the property of Borrower or any Guarantor in the ordinary course of business; or (iii) surplus, worn-out or obsolete Equipment in the ordinary and normal replacement program for Equipment under which Bank’s lien priority and security interest continues in the replacement Equipment.

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“Person,” or words importing person, means and includes firms, companies, associations, general partnerships, limited partnerships, limited liability companies, trusts, business trusts, corporations and other registered or legal organizations, including public and quasi-public bodies, as well as individuals; and in this Agreement (i) words in the masculine gender mean and include correlative words of the feminine and neuter genders and words importing the singular numbered meaning include the plural number, and vice versa, (ii) the use of the terms “including” or “included in”, or the use of examples generally, are not intended to be limiting, but shall mean, without limitation, the examples provided and others that are not listed, whether similar or dissimilar and (iii) terms that are not defined in this Agreement shall have the meaning ascribed thereto in the Code.

“Postponed Debt” means Indebtedness that is fully postponed and subordinated, both as to principal and interest and on terms satisfactory to the Bank, to the obligations owing to the Bank under this Agreement.

“Promissory Note” means any promissory note or other instrument of Borrower in favor of Bank evidencing any indebtedness of Borrower to Bank under this Agreement or evidencing any of the other Obligations, together with any amendments, modifications, extensions, renewals, substitutions or replacements thereto or therefor.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its properties is subject, either individually, or jointly or collectively with another Person or Persons.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower, or such other officer of Borrower as is approved in writing by Bank.

“Revolving Facility” means the facility under which Borrower may request Bank to issue Advances from time to time as specified in Section 2 under subsection entitled “Credit Extensions — Revolving Facility”.

“Revolving Maturity Date” means November 1, 2005.

“Schedule” means the schedule of exceptions attached hereto, if any.

“Subordinated Debt” means, as applied to any Person, any Indebtedness incurred by that Person that is subordinated to the Indebtedness owing by that Person to the Bank on terms reasonably acceptable to the Bank (and identified as being such by that Person and the Bank).

“Subsidiary” means any Person with respect to which another Person has the power to vote or direct the voting of sufficient securities or other interests, including membership interests, to elect a majority of the board of directors, managers or trustees of the first Person. When used in this Agreement and the other Loan Documents, the term “Subsidiary” shall be deemed to be a reference to a Subsidiary of the Borrower, unless the context otherwise requires.

“Test Period” means a period beginning on the first day of the applicable fiscal year of Borrower and ending on the period of one, two, three or four fiscal quarters of the Borrower then ended.

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ATTACHMENT 2

DEBTOR:	WIDEPOINT CORPORATION
SECURED PARTY:	RBC CENTURA BANK
COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT (C & I)

All of the following described personal property owned by Borrower and all the following described personal property in which Borrower has a property interest, both presently existing and hereafter created, written, produced, developed, acquired or arising, of every nature, kind and description, wherever located and notwithstanding in whose custody and possession any of the following may be at any time or times:

    (i)        all accounts (as such term is defined in Article 9 of the Uniform Commercial Code in effect from time to time in the Commonwealth of Virginia) owned by any Person and all accounts in which such Person has any rights (including, without limitation, rights to grant a security interest in accounts owned by other Persons), both now existing and hereafter owned, acquired and arising and, to the extent not included in the term accounts as so defined after ascribing a broad meaning thereto, all accounts receivable, health-care-insurance receivables, credit and charge card receivables, bills, acceptances, documents, choses in action, chattel paper (both tangible and electronic), promissory notes and other instruments, deposit accounts, license fees payable for use of software, commercial tort claims, letter of credit rights and letters of credit, rights to payment for money or funds advanced or sold other than through use of a credit card, lottery winnings, rights to payment with respect to investment property, general intangibles and other forms of obligations and rights to payment of any nature, now owing to such Person and hereafter arising and owing to such Person, together with (1) the proceeds of all of the accounts and other property and property rights described hereinabove, including all of the proceeds of such Person’s rights with respect to any of its goods and services represented thereby, whether delivered or returned by customers, and all rights as an unpaid vendor and lienor, including rights of stoppage in transit and of recovering possession by any proceedings, including replevin and reclamation, and (2) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing;

    (ii)        all inventory (as such term is defined in Article 9 of the Uniform Commercial Code in effect from time to time in the Commonwealth of Virginia) owned by any Person and all inventory in which such Person has any rights (including, without limitation, rights to grant a security interest in inventory owned by other Persons), both now existing and hereafter owned, acquired and arising, including, without limitation, inventory in transit, inventory in the constructive possession and control of such Person, inventory in the actual possession and control of such Person and inventory held by others for such Person’s account; and, to the extent not included in the term inventory as so defined after ascribing a broad meaning thereto, all now existing and hereafter acquired goods manufactured or acquired for sale or lease, and any piece goods, raw materials, as extracted collateral, work in process and finished merchandise, component materials, and all supplies, goods, incidentals, office supplies, packaging materials and any and all items used or consumed in the operation of the business of such Person or which may contribute to the finished product or to the sale, promotion and shipment thereof by such Person and by others on the account of such Person, together with (1) the proceeds and products of all of the inventory and other property and property rights described hereinabove, (2) all additions and accessions thereto and replacements and substitutions therefor, (3) all documents related thereto and (4) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing;

    (iii)        all equipment (as such term is defined in Article 9 of the Uniform Commercial Code in effect from time to time in the Commonwealth of Virginia) of any Person, whether now existing or hereafter owned, acquired or arising, or in which such Person now has or hereafter acquires any rights, including, without limitation, equipment now in such Person’s possession and control, equipment in transit, equipment in storage and equipment hereafter acquired by way of replacement, substitution, addition or otherwise, and, to the extent not included in the term equipment as so defined after ascribing a broad meaning thereto, all now existing and hereafter acquired furniture, furnishings, fixtures (including, without limitation, those located at, upon or about, or attached to, the real estate described herein), machinery, parts, supplies, apparatus, appliances, patterns, molds, dies, blueprints, fittings and computer systems and related hardware and software of every description, together with (1) the proceeds and products of all of the equipment and other property and property rights described hereinabove, including, without limitation, insurance proceeds and condemnation proceeds, (2) all books and records, abstracts of title, leases and all other contracts and agreements relating thereto or used in connection therewith and (3) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing;

    (iv)        all now existing and all hereafter arising general intangibles of any Person ;

    (v)        all personal property owned by any Person and all personal property in which such Person has a property interest, both presently existing and hereafter created, written, produced, developed, acquired and arising, of every nature, kind and description, wherever located and notwithstanding in whose custody and possession any of the foregoing may be at any time or times, which is not described above and which is unencumbered as of the Effective Date; and

    (vi)        all now existing and hereafter arising accessions, products and proceeds, including, without limitation, insurance proceeds and condemnation proceeds, of any and all of the foregoing property and property rights.

2

SCHEDULE OF EXCEPTIONS

Permitted Indebtedness

Permitted Liens